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                                                                    EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
---------------------

June 10, 2003                                       Contact:  Investor Relations
                                                    Phone:    865-380-3206
                                                    Fax:      865-380-3784


          CLAYTON HOMES, INC. ANNOUNCES SPECIAL MEETING OF STOCKHOLDERS

KNOXVILLE, TENN. - Clayton Homes, Inc. (NYSE:CMH) announced that a special meeting of stockholders will be held on July 16, 2003, at 11:00 a.m. (EDT) at the Company's Headquarters, 5000 Clayton Road, Maryville, Tennessee 37804 to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 1, 2003, among the company, Berkshire Hathaway Inc. and B Merger Sub Inc. Stockholders of record at close of business on June 2, 2003, will be entitled to vote on the proposal.

On June 9, 2003, a stockholder of Clayton Homes, Orbis Investment Management Limited, filed a lawsuit in the Delaware Chancery Court alleging that the record date for the company's 2000, 2001 and 2002 annual meetings of stockholders, in each case, was more than 60 days before the date of the meeting in violation of the Delaware General Corporation Law. The complaint seeks, among other things, a declaration ordering the company to hold an annual meeting for the election of directors before the special meeting, and declaring that all actions taken at the 2000, 2001 and 2002 annual meetings of stockholders be declared void.

The company's records indicate that the record dates for the 2000, 2001 and 2002 annual meetings were 63, 76 and 76 days, respectively, before the applicable meeting date. The company notes, however, that seven of its eight current directors were elected at the 1999 annual meeting, which was held within 60 days of the meeting date, and have served continuously since then. Under the company's bylaws and Delaware law, the company's directors hold office until their successors have been elected. As permitted by the Delaware General Corporation Law, the eighth director was elected to the board by the other seven directors at a board meeting held on February 6, 2003. Clayton Homes intends to proceed with the special meeting and to continue to vigorously defend against the claims by Orbis Investment Management Limited.

Clayton Homes, Inc. is a vertically integrated manufactured housing company with 20 manufacturing plants, 296 company-owned stores, 611 independent retailers, 86 manufactured housing communities, and financial services operations that provide mortgage services for 168,000 customers and insurance protection for 100,000 families.